UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12
MAXIM SERIES FUND, INC.
(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Form of Email

Email Subject: Maxim Proxy Mailing

Dear Valued Client:

I am sending you this email to alert you about a very important proxy package that you will be receiving in the mail in the next few days regarding an upcoming Maxim Series Fund, Inc. shareholder meeting.

Included in this package will be a proposal that affects funds you may hold in your plan. This proposal requires a shareholder vote, and with the package you will find a discussion of the proposal. Also included will be several voting options that will enable you to vote your proxy on these important issues quickly.

I would appreciate it if you would vote your proxy as soon as you can. Thank you for your attention to this important matter. Should you have any questions, please contact me at [insert CRM xxx-xxx-xxxx] or [insert CRM email address].

Shareholders should read the proxy statement because it contains important information. The proxy statement is available, without charge, from the EDGAR Database on the SEC’s web site (http://www.sec.gov) and from Maxim at the website http://www.maximfunds.com/proxies.html. It is anticipated that the approximate mailing date of the proxy statement will be March 25, 2011. The solicitation of proxies is being made by, and on behalf of, the Board of Directors of Maxim Series Fund, Inc.

Regards,

[Name]

Client Relationship Manager

Great-West Retirement Services*

*Great-West Retirement Services refers to products and services provided by Great-West Life & Annuity Insurance Company (“GWL&A”), its New York affiliate, First Great-West Life & Annuity Insurance Company, and their subsidiaries and affiliates. GWL&A is the parent company of GW Capital Management, LLC, d/b/a Maxim Capital Management, LLC, which serves as the investment adviser to the Maxim Series Fund.